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                         AMENDMENT TO CUSTODIAN CONTRACT


     Agreement made by and between State Street Bank and Trust Company (the "Custodian") and the funds listed on Exhibit A hereto (each, a "Fund")

     WHEREAS, the Custodian and the Fund are parties to a custodian contract dated and, as applicable amended, as of the date set forth on Exhibit A (each, the "Custodian Contract");

     WHEREAS, the Custodian and the Fund desire to amend the terms and conditions [of the] Custodian Contract pursuant to which the custodian provides services to the Fund;

     NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree as follows:

1. The existing Section 3.13 of the Custodian Contract shall be amended and restated in its entirety to read as follows:

     3.13 TAX LAW.

          (a) UNITED STATES TAXES. The Custodian shall have no responsibility or liability for any obligations now or hereafter imposed on the Fund or the Custodian as custodian of the Fund by the tax law of the United States of America or any state or political subdivision [t]hereof.
          The Custodian will be responsible for informing the Fund of the income received by the Fund which is United States source income and which is not United States source income.

          (b) CLAIMING FOR EXEMPTION OR REFUND UNDER THE TAX LAWS OF NONUNITED STATES JURISDICTIONS. The sole responsibility of the Custodian with regard to the tax laws of non-United States jurisdictions shall be to identify the income of the Fund which has been subject to withholding and other tax assessments or other governmental charges by such jurisdictions and the amount thereof and to use reasonable efforts to assist the Fund or its investors with respect to any claim for exemption or refund of such charges that can be made on behalf of the Fund or its investors.

2. The existing Article 8 of the Custodian Contract shall be amended and restated in its entirety to read as follows:

     8. DUTIES OF CUSTODIAN WITH RESPECT TO THE BOOKS OF ACCOUNT AND CALCULATION OF NET INCOME. The Custodian shall keep the books of account of the Fund and shall perform the following duties as described
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          in Part A of its Registration Statement under the 1940 Act and in accordance with written procedures as may be agreed upon by the Fund and the Custodian from time to time:

               (a)  record general ledger entries;
               (b)  calculate daily net income;
               (c)  reconcile activity to the trial balance;
               (d)  calculate book capital account balances;
               (e) calculate and provide to the Fund the daily net asset value of the Fund and the SEC yield of the Fund and the allocation of its various components to investors of the Fund;
               (f) prepare capital allocation reports in accordance with Regulation 1.704-3(e)(3) (special aggregation rule for securities partnerships) under the U.S. Internal Revenue Code, based upon tax adjustments supplied by the Fund; and
               (g)  prepare account balances.

          The Custodian shall advise the Fund daily of the total amounts of such net income, including the categorization of such net income by source. The calculation of the Fund's net income and its components shall include, but may not be limited to, accounting for purchases and sales of portfolio securities, calculation of realized and unrealized gains and losses, accruals of income on portfolio investments, [Portfolio level] expense accruals and calculations of market value of portfolio securities. All accounting functions to be performed by the Custodian hereunder shall be performed outside the United States.

3. Except as specifically superseded or modified herein, the terms and provisions of the Custodian contract shall continue to apply with full force and effect.

     IN WITNESS WHEREOF, each of the parties has caused this amendment to be executed as a sealed instrument in its name and behalf by its duly authorized representative as of this first day of July, 1996.

                         STATE STREET BANK AND TRUST
                         COMPANY


                         BY:  /s/ Ronald E. Logue
                              [Ronald E. Logue
                              Executive Vice President]

                         EACH OF THE PORTFOLIOS OF THE
                         FUNDS LISTED ON EXHIBIT A


                         BY:  /s/ Matthew Healey
                              [Matthew Healey
                              Chief Executive Officer]

[W:\Morin\offshore.96\jpm-am2.mto
JPM525]
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                                                                       Exhibit A


                                  Master Funds
                             advised by J.P. Morgan


The Money Market Portfolio
The Short Term Bond Portfolio
The U.S. Fixed Income Portfolio
The Selected U.S. Equity Portfolio
The U.S. Small Company Portfolio
The Non-U.S. Equity Portfolio
The Diversified Portfolio
The Non-U.S. Fixed Income Portfolio
The Emerging Markets Equity Portfolio
The Asia Growth Portfolio, a series of The Series Portfolio
The Japan Equity Portfolio, a series of The Series Portfolio
The European Equity Portfolio, a series of The Series Portfolio